Exhibit 10.3

Amendment of the
Amended and Restated Employment Agreement

This Amendment of the Amended and Restated Employment Agreement (this “Amendment”) is entered into on August 14, 2015 by and among Southcoast Community Bank, a South Carolina-chartered bank (the “Bank”), Southcoast Financial Corporation, a South Carolina corporation (the “Company”), and L. Wayne Pearson (the “Employee”).

Whereas, the Bank, the Company, and the Employee entered into an Amended and Restated Employment Agreement dated as of August 14, 2008, and

Whereas, the Bank, the Company, and the Employee desire now to amend the August 14, 2008 Amended and Restated Employment Agreement, specifically the provision governing the time and form of payment for employment termination.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank, the Company, and the Employee hereby agree as follows.

1.           Amendment of Section 6(a)(ii).  Subsection 6(a)(ii) of the Amended and Restated Employment Agreement governs compensation and benefits payable to the Employee after termination other than for Cause, subparagraph (A) governing termination at any time by the Bank or the Company for any reason or for no reason and subparagraph (B) governing resignation by the Employee within 24 months after a Change in Control.  The Bank, the Company, and the Employee desire to amend Subsection 6(a)(ii) so that compensation and benefits payable on account of termination are payable in the same form and at the same time regardless of whether termination occurs before or at any time after a Change in Control and regardless of whether termination is a voluntary termination by the Employee with Good Reason within 24 months after a Change in Control or an involuntary termination of the Employee by the Bank or the Company without cause at any time.  The Bank, the Company, and the Employee intend by this Amendment to make no change in the Amended and Restated Employment Agreement regarding termination for Cause.  In addition, the Bank, the Company, and the Employee do not intend by this Amendment to create an entitlement to severance for voluntary termination with Good Reason before a change in control occurs or 24 months or more after a Change in Control occurs.  Accordingly, the Bank, the Company, and the Employee hereby amend Subsection 6(a)(ii) so that in their entirety paragraphs (A) through (D) of Subsection 6(a)(ii) are as follows, with no change in paragraph (E) and no change in any other provision of Section 6.  For ease of reference, new text appears in blue and is italicized.  Deleted text is retained solely for clarification in this Amendment document but is struck through and appears in red –

(ii)           Termination Other Than For Cause.

(A)           The Employee’s employment may be terminated at any time for any reason or for no reason in the sole discretion of the Company or the Bank.

Compensation and Benefits to be provided. Except as otherwise limited herein or as otherwise limited by the regulations of the Federal Deposit Insurance Corporation, the Bank or the Company agrees that, in the event of its termination of the Employee’s employment other than for Cause prior to the expiration of the term of this Agreement, pursuant to this Subsection 6(a)(ii)(A), the Employee shall be entitled to (1) Employee’s Full Annual Compensation (as hereinafter defined), and (2) the Benefits provided for in Subsection 6(a)(ii)(D) of this Agreement, as such Full Annual Compensation and Benefits are in effect immediately prior to termination, for the remaining term of this Agreement, unless the Employee shall become disabled as described in Subsection 4(f) hereof, in which case the provisions of Subsection 4(f) shall apply. Compensation to be paid pursuant to this Subsection 6(a)(ii)(A) and Benefits required to be paid in cash pursuant to Subsection 6(a)(ii)(D) shall be paid ~~in equal monthly installments over the remaining term of this Agreement~~in a lump sum five (5) business days after the Date of Termination (as defined in Subsection 6(d)) and shall not be reduced to account for the time value of money or discounted to present value.

(B)           Any resignation by the Employee with a Date of Termination ~~(as defined in Subsection 6(d))~~ at any time within 24 months following a Change in Control of the Bank or the Company (as hereinafter defined) shall constitute an involuntary termination of employment by the Bank and the Company other than Termination for Cause and shall entitle Employee to the compensation and benefits provided for in this Subsection 6(a)(ii)(B), but only if such resignation is preceded by one or more of the following events that occurs after the Change in Control: (1) a material decrease in Employee’s base compensation provided for under this Agreement; (2) any material decrease, or series of decreases which taken as a whole are material, in the nature or scope of the Employee’s duties, responsibilities and authorities, without the written consent of the Employee as to each and every such decrease, from the greater of those duties, responsibilities or authorities being exercised and performed by the Employee immediately prior to the date of the Change in Control; (3) any attempt by the Bank or the Company to relocate the Employee to a location outside of Mount Pleasant, South Carolina without his written consent thereto given not more than one (1) year prior thereto; or (4) any other action or inaction that constitutes a material breach of this Agreement by the Company or the Bank.  Employee’s termination of his employment for any of the foregoing reasons shall constitute termination of employment for “Good Reason.”

Notice and Cure period.  In order for the Employee’s resignation for Good Reason to constitute an involuntary termination of employment by the Bank or the Company, the Employee must give a Notice of Termination to the Company or the Bank setting forth the existence of one or more of the conditions described above in this Subsection 6(a)(ii)(B) within 90 days after the initial existence of the condition, and the Company and the Bank shall have 30 days thereafter to remedy the condition.

Compensation and Benefits to be provided.  The compensation and benefits which shall be paid and provided, respectively, to the Employee pursuant to this Subsection 6(a)(ii)(B) shall be (1) three (3) times the Employee’s Full Annual Compensation, plus (2) the Benefits provided for in Subsection 6(a)(ii)(D) of this Agreement for a period of three (3) years after the Date of Termination. Compensation and benefits required to be paid or furnished pursuant to this Subsection 6(a)(ii)(B) shall be reduced by compensation paid and benefits furnished to the Employee between the effective date of the Change in Control and the Date of Termination. Compensation to be paid pursuant to this Subsection 6(a)(ii)(B) and Benefits required to be paid in cash pursuant to Subsection 6(a)(ii)(D) shall be paid in a lump sum ~~within~~ five (5) business days after the Date of Termination and shall not be reduced to account for the time value of money or discounted to present value. ~~Benefits to be paid or provided pursuant to this Subsection 6(a)(ii)(B) shall be paid or provided as set forth in Subsection 6(a)(ii)(D)~~.

The payments to be made and the benefits to be provided pursuant to Subsection 6(a)(ii)(A) or this Subsection 6(a)(ii)(B) shall be made and provided notwithstanding any other employment obtained by Employee.

(C)           “Full Annual Compensation” as used in this Subsection 6(a)(ii) shall mean (1) Employee’s basic annual salary on the Date of Termination or, if greater and following a Change in Control, Employee’s basic annual salary immediately prior to the Change in Control, plus (2) the average of any bonuses and other non-equity compensation paid for the three calendar years immediately preceding the Date of Termination.

(D)           In every case where the Employee is entitled to receive benefits in accordance with this Subsection 6(a)(ii), “Benefits” shall mean and be limited to life insurance, health and dental insurance, and disability insurance as in effect immediately preceding the Date of Termination or, if greater, immediately preceding the effective date of a Change in Control, and shall also mean the pre-tax cash value of all retirement plan contributions made by the Company or the Bank for the benefit of the Employee for the calendar year immediately preceding the Date of Termination. ~~Such Benefits may, at the option of the Bank, the Company or any successor thereto, be provided by (1) a continuation of the Benefits without diminution, (2) substitution of other policies, plans, goods or services affording substantially identical coverage or value, or (3) cash payment in~~Benefits are payable in a lump sum in cash and are calculated as the amount it would cost to provide the policies, plans, goods or services affording substantially identical coverage or value to the Employee, plus the pre-tax cash value of all retirement plan contributions.

2.           Amendment of Section 11.  By this Amendment the Bank, the Company, and the Employee hereby confirm that for any termination within 24 months after a Change in Control for which compensation and benefits are payable under Subsection 6(a)(ii)(A) or Subsection 6(a)(ii)(B) the restrictive covenants of Section 11 against soliciting the business or patronage of Bank customers or subsidiary customers and against seeking or assisting others to persuade employees to discontinue employment do not apply.  By this Amendment the Bank, the Company, and the Employee intend to make no change in or to diminish any other obligations of the Employee under Section 11, including the Employee’s obligation to maintain the confidentiality of customer lists, prices, secrets, or other Confidential Information of the Bank, the Company, or their subsidiaries or affiliates.

3.           Responsibility under Internal Revenue Code section 409A.   Notwithstanding any other provision in this Amendment or the Amended and Restated Employment Agreement, neither the Company, its affiliates and its subsidiaries nor any of their employees, officers, directors, agents, attorneys, successors or assigns shall be liable to the Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount, payment or benefit under the Amended and Restated Employment Agreement, this Amendment or any other agreement between the parties is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Internal Revenue Code.

4.           The Amended and Restated Employment Agreement remains in full force and effect.  As amended by this Amendment, the August 14, 2008 Amended and Restated Employment Agreement remains in full force and effect.

5.           Use of defined terms.  All terms used but not defined in this Amendment are used as defined in the August 14, 2008 Amended and Restated Employment Agreement.

In Witness Whereof, the Employee and duly authorized officers of the Bank and the Company executed this Amendment as of the date first written above.

[Signatures Omitted]

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